EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-251988) and Form S-8 (Nos. 333-229432 and 333-261997) of AgeX Therapeutics, Inc. of our report dated March 29, 2022, relating to the consolidated financial statements of AgeX Therapeutics, Inc., which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

San Francisco, California
March 29, 2022